2019
AMENDED & RESTATED CODE OF ETHICS
OF
BRIDGES INVESTMENT FUND, INC. &
BRIDGES INVESTMENT MANAGEMENT, INC.
As Amended by February 8, 2021 Amendment I

Preamble
This Amended & Restated Code of Ethics (the "Code of Ethics") is jointly adopted by Bridges Investment Fund, Inc. ("Fund") and Bridges Investment Management, Inc. ("BIM" or the "Advisor"), as the investment adviser to the Fund. The Fund and BIM intend that the provisions of the Code of Ethics be interpreted in a manner consistent with the requirements of SEC Rule 17j-1 and SEC Rule 204A-1, and in the event any provisions of the Code of Ethics are inconsistent with the provisions of SEC Rule 204A-1 or SEC Rule 17j-1, that the provisions of Rule 204A-1 and Rule 17j-1 shall control.

Section 1 – Definitions

The following definitions establish the applicability of this Code of Ethics to various persons and situations:

(a)“Advisor” means Bridges Investment Management, Inc. and any other investment advisor for the Fund.

(b)“Fund” means Bridges Investment Fund, Inc.

(c)“Investment Company” means a company registered as such under the Investment Company Act of 1940 and for which the Advisor is the investment advisor.

(d)“Access Person” shall have the meeting set forth in Rule 204A-1 and Rule 17j-1 and shall include the persons set forth on Attachment I hereto, which attachment shall be updated from time to time by the Chief Compliance Officers.

(e)“Advisory Person” shall have the meeting set forth in Rule 17j-1 and shall include the persons set forth on Attachment I hereto, which attachment shall be updated from time to time by the Chief Compliance Officers.

(f)“Affiliated Person” means: (i) a person directly or indirectly owning, controlling, or holding the power to vote, 5% or more of the outstanding voting securities of such other person; (ii) any person 5% or more of whose outstanding voting securities are directly or indirectly owned controlled or held with the power of vote by such other person; (iii) any person directly or indirectly controlling, controlled by, or under common control with such other person; (iv) any officer, director, partner, co-partner or employee of such other person; (v) if such other person is an investment company, any investment advisor thereof or any member of an advisory board thereof; and (vi) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

a.“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. This means that an Access Person should generally consider himself or herself to have Beneficial Ownership in any Covered Security in which he or she has a direct or indirect pecuniary interest, which includes securities held by immediate family members who are living in such Access Person's household. In addition, an Access Person should consider himself or herself to have Beneficial Ownership in any securities held by another person where, by reason of any contract, arrangement, understanding or relationship, such Access Person has sole or shared voting or investment power.

b.“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

c.“Disinterested Director” means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act and a director of BHC who is deemed independent by the BIM Board of Directors and who at no time is an Access Person or Advisory Person (as such terms are defined in the Code of Ethics).

d.“Purchase or sale of a Covered Security” includes, inter alia, the writing of an option to purchase or sell a Covered Security.

e.“Covered Security” means a security as defined in Section 2(a)(36) of the Investment Company Act, except that it does not include: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements;
(iii) shares issued by open-end investment companies other than any fund for which the Advisor serves as investment adviser (i.e., Bridges Investment Fund, Inc.); (iv) shares issued by money market funds; and
(v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds for which the Advisor serves as investment adviser.

f.“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(5) or pursuant to rule 504 or rule 506 under the Securities Act of 1933.

g.“Security Held or to be Acquired” means:

i.Any Covered Security which, within the most recent 15 days:

1.is or has been held by the Fund; or

2.is being or has been considered by the Fund or Advisor for purchase by the Fund; and

ii.Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section 1(m)(i).

a.“BHC” means Bridges Holding Company, Inc.

Section 2 – Exempted Transactions

The prohibitions of Section 3A of this Code of Ethics shall not apply to:

(a)Purchases or sales effected in any account over which an Access Person has no direct or indirect influence or control.

(b)Purchases or sales of securities which are not eligible for purchase or sale by the Fund or clients of the Advisor.

(c)Purchases or sales which are non-volitional on the part of either the Access Person or the Fund.

(d)Purchases which are part of an automatic investment plan, as defined in SEC Rule 204A-1 and SEC Rule 17j-1 or purchases which are part of an employer's 401(k) plan.

(e)Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f)Acquisition of securities through stock dividends, dividend reinvestments, stock splits, mergers, spin-offs and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

(g)Purchases or sales permitted by Section 10(1) of this Code.

Section 3 – Prohibitions

In determining the form and content of a prohibition, persons should bear in mind that Rule 17j-1 is not the exclusive source of restrictions on insider activities. Other provisions of the federal securities laws must also be considered. Employees of investment advisors, in particular, should be mindful of the anti-fraud and reporting provisions of the Investment Advisors Act of 1940 and the rules thereunder.

3A.    No Access Person shall purchase or sell, directly or indirectly,

any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale (a) is being considered for purchase or sale by the Fund or clients of the Advisor; or (b) is being purchased or sold by the Fund or clients of the Advisor; or (c) has been purchased or sold by the Fund or clients of the Advisor within the past twenty-four hours; provided, however, that this Section 3A shall not apply to the purchase or sale of shares of the Fund by Access Persons, and that for purposes of this section, the term "Covered Security" shall not include shares of the Fund. Notwithstanding such proviso, shares of the Fund shall be considered Covered Securities for all other purposes of the Code of Ethics unless otherwise expressly excluded.

3B. It is unlawful for any Access Person or any other Affiliated Person of or principal underwriter for a Fund, or any Affiliated Person of the Advisor or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

i.To employ any device, scheme or artifice to defraud the Fund;

ii.To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

iii.To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

iv.To engage in any manipulative practice with respect to the Fund.

Section 4 – Reporting Requirements of Access Persons

4A. Reports Required. Unless excepted by paragraph 4B of this Section, every Access Person of the Fund and every Access Person of the Advisor or principal underwriter for the Fund, will report to the Fund, Advisor or principal underwriter:

(a)Initial Holdings Reports. Not later than 10 days after the person becomes an Access Person, the Access Person shall complete the Initial Holdings Report, attached hereto as Exhibit 1 or the Holdings Report utilized within the electronic reporting system employed by BIM (e.g. MyRIACompliance) to the Chief Compliance Officer, which information shall be current as of a date no more than 45 days prior to the date the report is submitted. This report shall include all Covered Securities beneficially owned by the Access Person. A Disinterested Director of the Fund or BHC who would be required to make a report solely by reason of being a director of the Fund or BHC need not make an initial report.

a.Quarterly Transaction Reports.

i.Not later than 30 days after the end of the calendar quarter, the Access Person shall complete the Quarterly Transactions Report, attached hereto as Exhibit 2 or the Transaction Report utilized within the electronic reporting system employed by BIM (e.g. MyRIACompliance) to the Chief Compliance Officer, which shall include all Covered Securities beneficially owned by such Access Person.

ii.Exceptions:

1.A Disinterested Director of the Fund who would be required to make a report solely by reason of being the Fund director, need only make a quarterly transaction report if the director knew or, in the ordinary course of fulfilling his or her official duties as the Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or the Advisor considered purchasing or selling the Covered Security.

2.An Access Person to the Advisor need not make a quarterly transaction report to the Advisor if all the information in the report would duplicate information required to be recorded pursuant to other applicable rules and regulations or if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, Advisor or principal underwriter with respect to the Access Person in the time period required. In lieu of such report, the Access Person shall certify that all quarterly transactions were reflected in the duplicate account information previously delivered to the Fund or Advisor.

3.A Disinterested Director of BHC who would be required to make a report solely by reason of being a BHC director, need only make a quarterly transaction report if the director knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Advisor purchased or sold the Covered Security, or the

Advisor considered purchasing or selling the Covered Security.

a.Annual Holdings Reports. Each year, the Access Person shall complete the Annual Holdings Report, attached hereto as Exhibit 3 or the Holdings Report within the electronic reporting system employed by BIM (e.g. MyRIACompliance) to the Chief Compliance Officer, which information will be current as of a date no more than 45 days before the report is submitted and include all Covered Securities beneficially owned by the Access Person. A Disinterested Director of the Fund or BHC who would be required to make a report solely by reason of being a director of the Fund or BHC need not make an annual report.

An Access Person need not complete the Annual Holdings Report if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, Advisor or principal underwriter with respect to the Access Person in the time period required. In lieu of such report, the Access Person shall certify that all transactions were reflected in the duplicate account information previously delivered to the Fund or Advisor.

4B.    Exceptions from All Reporting Requirements.

(a)An Access Person shall not be required to make any reports under this Section with respect to transactions effected for, and Covered Securities held in, any account over which such person does not have any direct or indirect influence or control.

(b)An Access Person to a Fund's principal underwriter need not make a report to the principal underwriter under this Section 4 if: (i) the principal underwriter is not an affiliated person of the Fund (unless the Fund is a unit investment trust) or the Advisor of the Fund; and (ii) the principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of the Fund or of the Advisor of the Fund.

4C. Review of Reports. Each Fund, Advisor and principal underwriter to which reports are required to be made by this Section 4 will submit these reports to the Chief Compliance Officer of the Fund for review.

4D. Notification of Reporting Obligation. Each Fund, Advisor and principal underwriter to which reports are required to be made by this Section 4 will identify all Access Persons who are required to make these reports and will inform those Access Persons of their reporting obligation.

4E. Disclaimer of Beneficial Ownership. Any report required by this Section may contain a statement that the report shall not be construed as an admission that the person making the report that he or she has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

4F.    Recordkeeping. The Fund and Advisor will maintain the following at its principal place of business:

(a)A copy of each report made by an Access Person as required by this Section, including any information provided in lieu of the reports, will be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place; and

(b)A record of all persons, currently or within the past five years, who are or were required to make reports under Section 4, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

Section 5 – Sanctions.

Upon discovering a violation of this Code of Ethics, each person covered by this Code of Ethics shall promptly report any suspected violation to the Chief Compliance Officer of the Fund or Advisor. The Fund Board of Directors or Chief Compliance Officer may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code of Ethics and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of the Fund.

Section 6 – Intentionally Omitted

Section 7 – General Fiduciary Principles

The general fiduciary principles that govern person investment activities of our covered individuals under this Code of Ethics are: (1) the duty at all times to place the interest of Fund shareholders and Advisor clients first; (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any absence of an individual’s position of trust and responsibility; and (3) the fundamental standard that the Fund and Advisor personnel should not take inappropriate advantage of their positions.

Section 8 – Applicability of Restrictions and Procedure

This Code of Ethics applies to all Access Persons. All personal transactions involving Covered Securities is covered by this Code of Ethics, except as otherwise provided herein. Consistent with Rule 17j-1, the category of Access Persons will be construed broadly to include immediate family members sharing the same household with respect to Section 3 (Trading Prohibitions) and Section 9 (Substantive Restrictions on Personal Investing Activities).

Section 9 – Substantive Restrictions on Personal Investing Activities

1.Initial Public Offerings. This Code of Ethics prohibits any Advisory Person from directly or indirectly acquiring any Beneficial Ownership in any securities in an initial public offering in order to preclude any possibility of their profiting improperly from their positions on behalf of an investment company unless such transaction is preapproved as provided in Section 10.

2.Limited Offering. This Code of Ethics requires express prior approval from the Fund or Advisor of any direct or indirect acquisition of Beneficial Ownership of any securities by Advisory Persons in a Limited Offering. This prior approval should take into account, among other factors, whether the investment opportunity should be reserved for the Fund and its shareholders or an investment advisory client, and whether the opportunity is being offered to an individual by virtue of his or her position with those companies. Advisory Persons who have been authorized to acquire securities in a Limited Offering should be required to disclose that investment when they play a part in the Fund’s or investment advisory client’s subsequent consideration of an investment in the issuer. In such circumstances, the Fund's decision to purchase securities of the issuer should be subject to an independent review by at least two officers of the Advisor with no personal interest in the issuer.

3.Blackout Periods. This Code of Ethics prohibits any Access Person from executing a securities transaction on a day during which any investment company in his or her complex has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn. In addition, this Code of Ethics prohibits any Access Person from buying or selling a security within the past twenty-four hours before or after an investment company that he or she manages, or clients of the Advisor, trades in that security. Any profits realized on trades within the proscribed periods should be required to be disgorged.

4.Ban on Short-Term Trading Profits. This Code of Ethics prohibits all Advisory Persons from profiting on the purchase and sale, or sale and purchase, of the same or equivalent securities within 60 calendar days. Any profits realized on such short-term trades will be required to be disgorged. Option trades executed in line with the exception set forth in Section 10.1(d) are exempted from the 60 day holding period.

5.Gifts. This Code of Ethics prohibits Advisory Persons from receiving any gifts of anything of more than de minimus value from any person or entity that does business with or on behalf of the Fund or Advisor. For purposes of this Section, any gift with value in excess of
$200 would not be considered de minimus and should be reported promptly to the Chief Compliance Officer.

6.Service as a Director. This Code of Ethics prohibits Advisory Persons (as defined in Attachment I) from serving on the boards of directors of publicly traded companies, absent prior authorization based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders and the Advisor. In the relatively small number of instances in which board service is authorized, Advisory Persons serving as directors normally should be isolated from those making investment decisions through “Chinese Wall” or other procedures.

7.Restricted List. The Fund and the Advisor may from time to time establish a "restricted list" that includes the names of companies for which the Fund or the Advisor may have, or are in a position to receive, material, non-public information. Access Persons shall not trade or invest in the securities of any companies on the restricted list.

Section 10 – Compliance Procedures

1.Preclearance. This Code of Ethics requires all Access Persons to “preclear” personal securities investments in Covered Securities before such transactions are initiated, except for the following transactions:

(a)Donations or other gifts of securities to qualified charitable organizations;
(b)Purchases or sale of exchange traded funds; and
(c)De minimus transactions in large-cap issuers with a market capitalization of $5 billion if the value of such purchase or sale, together with the value of all of the Access Person's purchases or sales of securities of such large cap issuer in in any one-month period, would not exceed $100,000.
(d)Purchases or sales of either call or put options; provided that they are options that provide exposure only to a list of approved broadly diversified securities indices, and that the $100,000 limit noted in 10.1(c) above shall apply to the notional value of the underlying option transaction, not just the face value of the option trade itself. The approved indices are limited to the S&P 500 Index, Dow Jones 30 Industrial Index, and Russell 3000 Index and any other broadly diversified securities indices approved by the Chief Compliance Officer.

Regardless of any exception to the preclearance requirement, all transactions shall be reported on the quarterly reporting form. If any Access Person requests preclearance and are denied preclearance, such Access Person shall not execute a transaction in that issuer without preclearance for a period of 10 days.

The Access Person shall complete the Preclearance Transactions Request attached hereto as Exhibit 4 or the Personal Trading Request within the electronic reporting system employed by BIM (e.g. MyRIACompliance) and deliver it to the Chief Compliance Officer. No person may preclear his or her own trades, and to the extent this Code of Ethics requires action by a Chief Compliance Officer and the Chief Compliance Officer also engages in personal securities transactions, such Chief Compliance Officer's responsibilities under this Code with respect to such personal securities transactions shall be carried out by another Chief Compliance Officer or an appropriate designee.

2.Records of Securities Transactions. This Code of Ethics requires all Access Persons to direct their brokers, or other financial intermediaries that may pay for, hold, or receive securities, to supply to the Compliance Officer of the Fund and/or Advisor, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

3.Compliance with FINRA Rules. Each Access Person is required to notify FINRA broker-dealers that they are an employee of Advisor, a registered investment advisor, when opening a brokerage account with such broker-dealer. Access Persons are required to notify the Fund or the Advisor, as appropriate, that they have initiated an account opening at a broker, bank or other financial intermediary, and each employee will acknowledge that written instructions have been given to the broker or financial intermediary to send regular or normal transaction confirmations and statements of account to the Fund or the Advisor.

1.Post-trade Monitoring. The Fund and Advisor will implement appropriate procedures to monitor investment activity by Access Persons after preclearance has been granted. The system of procedures will seek to identify patterns of personal securities trading occurring before Fund or advisory clients trade.

2.Certification of Compliance With Code of Ethics. This Code of Ethics requires all Access Persons be required to certify annually that they have read and understand this Code and that they recognize that they are subject thereto. Further, Access Persons should be required to certify annually that they have complied with all of the requirements of this Code of Ethics and they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

This Code of Ethics also requires the Fund, Advisor and principal underwriter, if any, to certify, when adopting or making any material changes to its code, that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

3.Review by the Board of Directors. The management of the Fund, the Advisor and principal underwriter, if any, will prepare a written annual report to the Board of Directors of the Fund that, at a minimum:

a.summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year;

b.identifies any violations requiring significant remedial action during the past year and the sanctions imposed in response to the violations;

c.identifies any recommended changes in existing restrictions or procedures based upon the Fund’s, Advisor’s or principal underwriter’s experience under the code of ethics, evolving industry practices, or developments in applicable laws or regulations; and

d.certifies that the Fund, Advisor or principal underwriter, if any, has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics.

The Fund and Advisor will maintain a copy of each report at its principal place of business for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

4.Additional Disclosure. The Fund will disclose in its applicable SEC filings whether or not Access Persons are permitted to engage in personal securities transactions, and, if so, subject to what general restrictions and procedures. The Fund will also provide in its applicable SEC filings whether it, the Advisor and principal underwriter, if any, has adopted codes of ethics and will file such codes as exhibits to its registration statement.

Section 11 – Authorizers for Preclearance

Either the Chief Compliance Officer of the Fund or of the Advisor is the primary authorizing person for preclearance of personal securities transactions. In the absence or non- availability of either of the Chief Compliance Officers, two duly elected officers of the Advisor may sign the authorization for a preclearance of a personal security transaction.

Section 12 – Filing of Reports by Access Persons and Other Persons and Entities

Reports required to be filed under this Code of Ethics should be directed to the Chief Compliance Officers of the Fund and the Advisor. The Chief Compliance Officer may delegate review functions of these materials to officers or agents elected or appointed by the Board of Directors of the respective companies.

Section 13 – Discipline

Employees and other persons who willfully violate this Code of Ethics may expect disciplinary action appropriate to the situation involved. Penalties applied by other investment advisors and investment companies are published in industry association communications and SEC releases. These disciplinary actions should be described as harsh in the context of our subject companies; nonetheless, they could form the basis of actions and fine assessments taken by the management and directors of the entities bound by this Code of Ethics.

Section 14 – Confidentiality

Reports that are filed by persons or entities under this Code of Ethics will be handled in a confidential manner. The information will be reviewed only by senior corporate officers on a need to know basis or by a certified public accountant or attorney if the entities adopting this Code of Ethics desire to retain outside reviewers to prepare summary reports.

Section 15 – Adoption and Approval of Code of Ethics

1.This Code will be approved by the Board of Directors of the Fund, including a majority of directors who are not interested persons. The Board of Directors of the Fund will also approve any material changes to this Code no later than six months after the adoption of the material change.

2.The code of ethics of an investment advisor or principal underwriter, if any, will be approved by the Board of Directors of the Fund before initially retaining the services of the Advisor or principal underwriter. The Board of Directors of the Fund will approve any material changes to these codes of ethics no later than six months after the adoption of the material change.

3.Before approving the codes or any material changes to the codes, the Board of Directors of the Fund will receive a certification from the Fund, Advisor or principal underwriter in accordance with the requirements of Section 10(5).

1.The Fund, Advisor and principal underwriter will maintain a copy of its current code of ethics and any code of ethics that was in effect within the past five years in an easily accessible place at its principal place of business.

Section 16 – Standards of Conduct for Fund and Access Persons

1.Fund and Access Persons are expected to adhere to the highest level of ethical standards in the conduct of their business, consistent with the long-standing history of high ethical conduct by the Bridges entities and their outstanding reputation for honesty, integrity and professionalism in treatment of clients. Fund and Access Persons are required to comply with all applicable state and federal laws and regulations, including federal securities laws, and general fiduciary principles as set forth in Section 7 of the Code of Ethics.

2.The applicable federal securities laws which Fund and Access Persons are required to comply with include the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Bank Secrecy Act, and all regulations adopted by the SEC or other federal regulatory agency pursuant thereto.
Section 17 – Reporting Violations under the Code of Ethics

1.Reporting Violations to Chief Compliance Officer - In accordance with the Fund Compliance Program, violations, or suspected violations, of the Code of Ethics shall be reported to the Fund Chief Compliance Officer for remedial action; provided, however, that if the suspected violation of the Code of Ethics is by the Chief Compliance Officer, or if the Chief Compliance Officer is unavailable within a reasonable period of time, the violation shall be reported to the Fund Chairman, Fund President or one or more members of the Fund Board of Directors.

2.Confidentiality - Reports of possible violations of the Code of Ethics will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Reports of possible violations may be submitted to the Chief Compliance Officer anonymously.

3.Retaliation is Prohibited - Retaliation against an individual who has reported a violation or suspected violation of the Code of Ethics is prohibited and shall constitute a further violation of the Code of Ethics.

* * * * * * * *

Jointly adopted by the Bridges Investment Fund, Inc. and Bridges Investment Management, Inc. Boards of Directors on July 21, 2004; Addendum adopted by the Bridges Investment Fund, Inc. Board of Directors on August 16, 2005; Restated Code of Ethics adopted by the Fund on August 21, 2018 and BIM on July 31, 2018. Amended and Restated Code of Ethics inclusive of Amendment No. 1 to the 2018 Amended and Restated Code of Ethics was jointly adopted by the Bridges Investment Fund, Inc. Board of Directors on August 20, 2019, and Bridges

Investment Management, Inc. Board of Directors on August 20, 2019. 2019 Amended and Restated Code of Ethics as amended by February 8, 2021 Amendment I jointly adopted by the Bridges Investment Fund, Inc. Board of Directors on February 16, 2021 and Bridges Investment Management, Inc. Board of Directors on February 26, 2021.